Exhibit 99.1

For Immediate Release

UNIVERSITY GENERAL HEALTH SYSTEM, INC. ANNOUNCES $19 MILLION

FINANCING AGREEMENT WITH MIDCAP FINANCIAL, LLC

HOUSTON, Texas – October 2, 2012 – University General Health System, Inc. (OTCQB: UGHS) (“the Company”) a diversified, integrated multi-specialty health delivery system, today announced that it has entered into a $19 million Financing Agreement (the “MidCap Agreement”) with MidCap Financial, LLC (“MidCap”). The agreement allowed the Company to refinance certain existing debt, while eliminating certain tax liabilities and other bank debt. The structure of the MidCap Agreement includes a line of credit for $15 million, which can be increased to $25 million under certain circumstances, and a $4 million term note. Following the closing of the transaction on September 28, 2012, the Company accessed approximately $12.3 million of the $15 million line of credit and the proceeds from the $4 million term note.

Coincident with the closing of the MidCap transaction, the Company’s wholly-owned subsidiaries, University General Hospital and University Hospital Systems, repaid $9 million of borrowings with Amegy Bank.

“We are very pleased to announce these transactions, which will provide a number of significant financial benefits to our Company,” stated Donald Sapaugh, President of University General Health System, Inc. “We estimate that the cumulative impact of the MidCap and Amegy Bank agreements will result in an improvement in working capital of approximately $15 million over a three-year period, along with interest and other expense savings of approximately $3.1 million in the first year and approximately $0.8 in annual savings thereafter. In addition, the Company’s balance sheet will reflect an improvement in its current ratio from 0.32 to 0.68 as a result of the transactions and agreements.”

“The MidCap Agreement represents a growing confidence in our strategic plan and continued positive operating performance within the financial community,” stated Hassan Chahadeh, MD, Chairman and Chief Executive Officer of University General Health System, Inc. “Since becoming a publicly-traded company, we have focused on transactions that are accretive to our strategic plan, increase the equity on our balance sheet, improve our operational performance, and/or refinance our existing debt.”

“The execution of the transactions with MidCap and Amegy Bank represent significant achievements that strengthen our balance sheet and will provide us with the liquidity needed to execute our plan. We are grateful for the support of, and look forward to a long-standing relationship with, MidCap Financial,” concluded Dr. Chahadeh.

About University General Health System, Inc.

University General Health System, Inc. (“University General”) is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today’s health care delivery environment. The Company currently operates one hospital, two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, and two hyperbaric wound care centers in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol “UGHS”.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Contacts:

Donald Sapaugh, President

University General Health System, Inc.

(713) 375-7557

dsapaugh@ughs.net

R. Jerry Falkner, CFA

RJ Falkner & Company, Inc.

(800) 377-9893

info@rjfalkner.com

Craig Allison

Investor Relations

(914) 630-7429

callison@ughs.net